EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ocean Power Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-217209, No. 333-213519, No. 333-226820, No. 333-230199, No. 333-234320, No. 333-235995 and No. 333-239130) on Form S-1, registration statements (No. 333-208522, No. 333-214316, No. 333-224436 and No. 333-232755) on Form S-8, and the registration statement (No. 333-221867) on Form S-3 of Ocean Power Technologies, Inc. of our report dated June 29, 2020, with respect to the consolidated balance sheets of Ocean Power Technologies, Inc. and subsidiaries as of April 30, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes, which report appears in the April 30, 2020 annual report on Form 10-K of Ocean Power Technologies, Inc.

Our report on the consolidated financial statements also refers to the Company’s adoption of Accounting Standards Update (ASU) 2016-02, Leases (Topic 842), and the related amendments.

Our report dated June 29, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern, as discussed in Note 1(b) to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 29, 2020